Exhibit 16.1



                                                [GRAPHIC OF LETTER HEAD OMITTED]
ERNST & YOUNG


August 15, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Gentlemen:


We have read item 4.01 of Form 8-K dated August 15, 2005 of Sonus Networks, Inc. and are in agreement with the statements contained therein, except that we have no basis to agree or disagree with the following statements of the registrant contained therein:

     The statements in the first sentence in the first paragraph of item 4.01(a); the statements in the fifth paragraph of item 4.01(a); and the statements in paragraph 4.01(b).


Regarding the registrant's statement concerning the material weaknesses in internal control included in the fourth paragraph of item 4.01(a) therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant's 2003 and 2004 financial statements.


                                                           /s/ Ernst & Young LLP